                              ACQUISITION AGREEMENT

                                     BETWEEN

                              I/O MAGIC CORPORATION

                                       AND

                            IOM HOLDINGS CORPORATION



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                                TABLE OF CONTENTS

                                    ARTICLE 1
                         SALE AND PURCHASE OF THE SHARES

1.1    Issuance of the Shares.................................................1
1.2    Consideration..........................................................1
       1.2.1  Buyer Assumption of Assets and Liabilities......................1
       1.2.2  Management Contract.............................................1


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.     Representations and Warranties of the Parties..........................2
       2.1    Organization, Standing, Power...................................3
       2.2    Authority.......................................................3
       2.3    Capitalization of the Parties...................................4
       2.4    Subsidiaries....................................................4
       2.5    No Defaults.....................................................5
       2.6    Governmental Consents...........................................5
       2.7    Financial Statements............................................5
       2.8    Absence of Undisclosed Liabilities..............................5
       2.9    Absence of Changes..............................................5
       2.10  Patents and Trademarks...........................................6
       2.11  Certain Agreements...............................................6
       2.12  Compliance with Other Instruments................................6
       2.13  Employee Benefit Plans...........................................7
       2.14  Other Personal Property..........................................7
       2.15  Properties and Liens.............................................7
       2.16  Inventory........................................................7
       2.17  Major Contracts..................................................7
       2.18  Questionable Payments............................................8
       2.19  Recent Transactions..............................................8
       2.20  Leases in Effect.................................................8
       2.21  Taxes............................................................9
       2.22  Disputes and Litigation..........................................10
       2.23  Compliance with Laws.............................................10
       2.24  Related Party Transactions.......................................10
       2.25  Insurance........................................................10
       2.26  Minute Books.....................................................11
       2.27  Disclosure.......................................................11
       2.28  Reliance.........................................................11



                                    ARTICLE 3
                              CONDITIONS PRECEDENT

3.1    Conditions to Each Party's Obligations.................................11
3.2    Conditions to IOM's Obligations........................................11
3.3    Conditions to Buyer's Obligations......................................12

                                    ARTICLE 4
                        CLOSING AND DELIVERY OF DOCUMENTS

4.1    Time and Place.........................................................12
4.2    Deliveries by IOM......................................................13
4.3    Deliveries by IOM......................................................13
4.4    Deliveries by Buyer....................................................13

                                    ARTICLE 5
                                 INDEMNIFICATION

5.1    IOM's Indemnity Obligations............................................14
5.2    Buyer's Indemnity Obligations..........................................14

                                    ARTICLE 6
                          DEFAULT, AMENDMENT AND WAIVER

6.1    Default................................................................15
6.2    Waiver and Amendment...................................................15

                                    ARTICLE 7
                                  MISCELLANEOUS

7.1    Expenses...............................................................15
7.2    Notices................................................................15
7.3    Entire Agreement.......................................................16
7.4    Survival of Representations............................................16
7.5    Incorporated by Reference..............................................17
7.6    Remedies Cumulative....................................................17
7.7    Execution of Additional Documents......................................17
7.8    Finders' and Related Fees..............................................17
7.9    Governing Law..........................................................17
7.10   Forum..................................................................17
7.11   Professional Fees......................................................17
7.12   Binding Effect and Assignment..........................................17
7.13   Counterparts; Facsimile Signatures.....................................17
7.14   Representation.........................................................18

                                TABLE OF CONTENTS
                         TABLE OF SCHEDULES AND EXHIBITS


Exhibit A      FORM OF LOCK-UP AGREEMENT

Exhibit B      CONSIDERATION

Exhibit C      DISCLOSURE SCHEDULE

                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT ("Agreement"), effective as of December 31, 2000 is by and among I/O MAGIC CORPORATION., a Nevada corporation ("Buyer"), IOM HOLDINGS CORPORATION, Nevada corporation ("IOM") and IOM shareholders, Tony Shahbaz and Steel Su (collectively, the "Parties").

                                 R E C I T A L S

         A. The capital stock of Buyer consists of approximately 39 million shares of Common Stock, par value $.001 (the "Buyer Shares") currently issued and outstanding and shares of Preferred Stock of which 1.25 million shares are issued and outstanding.

         B. The capital stock of IOM consists of 1,000,000 authorized shares of Common Stock, no par value (the "IOM Shares"), of which 625,000 ( are currently issued and outstanding.

         C.. Upon the terms and conditions set forth below, Tony Shahbaz, Steel Su and BTC Korea (the "Selling Shareholders) desire to sell all of IOM's Shares to Buyer, such that, following such transaction, IOM will be a 100% owned subsidiary of Buyer (the "Acquisition"). Immediately prior to the transaction, the following is the composition of the IOM shareholders: 250,000 shares Tony Shahbaz; 250,000 shares Steel Su; and 125,000 shares BTC Korea.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

                                    ARTICLE 1
                         SALE AND PURCHASE OF THE SHARES

         1.1 ISSUANCE OF THE SHARES. Subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Selling Shareholders shall sell and transfer to Buyer that certain number of IOM Shares that will constitute 100% of the issued and outstanding common stock of IOM.

         1.2 CONSIDERATION. The consideration for the transfer of all IOM Shares by Selling Shareholders to the Company is stated in EXHIBIT B.

                                                      ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         2. REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement that identifies by section number the section and subsection to which such disclosure relates and is delivered by each Party to the others prior to the execution of this Agreement (the "Disclosure Schedules"), the Parties represent and warrant each to the other, as of the date hereof and as of the Closing, as follows:


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         2.1 ORGANIZATION, STANDING, POWER.

                  (a) BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as defined below) on Buyer. For purposes of this Agreement, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity.

                  (a) IOM. IOM is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as defined below) on Buyer. For purposes of this Agreement, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity.


                  (b) SELLING SHAREHOLDERS. The Selling Shareholders are individuals residing in the State of California.

         2.2 AUTHORITY. The Parties have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the parts of the Parties, including the approval of the Board of Directors of each Party. This Agreement has been duly executed and delivered by the Parties to each other and constitutes a valid and binding obligation of each Party enforceable in accordance with its terms, except that such enforceability may be subject to: (a) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally; and (b) general equitable principles. Subject to the satisfaction of the conditions set forth in Article 3 below, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation, or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on any assets of any of the Parties (any such conflict, violation, default, right, loss, or creation being referred to herein as a "Violation") pursuant to: (i) any provision of the organization documents of the Parties; or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement, or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to each of the Parties' respective properties or assets, other than in the case of any such Violation which individually or in the aggregate would not have a Material Adverse Effect on any of the Parties.


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         2.3 CAPITALIZATION OF THE PARTIES.

                  (a) The capital stock of Buyer consists of 100,000,000 authorized shares of Common Stock, par value $.001 (the "Buyer Shares"), of which 39,282,451 are currently issued and outstanding and 10,000,000 shares of Preferred Stock of which none are issued and outstanding.

                  (b) The capital stock of IOM consists of 1,000,000 authorized shares of Common Stock, no par value (the "IOM Shares"), of which 500,000 are currently issued and outstanding.

                  (c) Upon issuance pursuant to the terms of this Agreement, the IOM Shares will be duly and validly issued, fully paid and non-assessable, and issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act"), and any relevant state securities laws or pursuant to valid exemptions therefrom. The IOM Shares shall be issued in a private transaction and consequently will be deemed to be "Restricted Securities" as set forth in Rule 144 promulgated under the Act.


         2.4 NO DEFAULTS. None of the Parties has received notice that they would be, with the passage of time, in default or violation of any term, condition, or provision of: (i) their Articles of Incorporation or Bylaws; (ii) any judgment, decree, or order applicable to any of the Parties; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which any of the Parties is now a party or by which they or any of their properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on any of the Parties.

         2.5 CERTAIN AGREEMENTS. To the best of the Parties' knowledge and belief, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus, or otherwise), becoming due to any director, employee, or independent contractor of any of the Parties, from any other Party under any agreement or otherwise; (ii) materially increase any benefits otherwise payable under any agreement; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         2.6 COMPLIANCE WITH OTHER INSTRUMENTS. To the best of the Parties' knowledge and belief, none of the Parties are in violation or default of any provision of their respective articles of incorporation or bylaws, or of any instrument, judgment, order, writ, decree, or contract to which they are a party or by which they are bound, or, to the best of their knowledge, of any provision of any federal or state statute, rule, or regulation which may be applicable to them. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, or contract, or an event that results in the creation of any lien, charge, or encumbrance upon any assets of any Party or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to any Party, its businesses, or operations, or any of its assets or properties.

         2.7 LEASES IN EFFECT. All real property leases and subleases as to which any of the Parties is a party and any amendments or modifications thereof (each a "Lease" and, collectively, the "Leases")are valid, in full force and effect and enforceable, and there are no existing defaults on the part


                                       3
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of any Party and no Party has received nor given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on the Disclosure Schedules, no consent is required from any Party under any Lease in connection with the completion of the transactions contemplated by this Agreement, and none of the Parties have received notice that any party to any Lease intends to cancel, terminate, or refuse to renew the same or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination, or refusal would not have a Material Adverse Effect on the Parties.

         2.8 TAXES.


                  (a) All taxes, assessments, fees, penalties, interest, and other governmental charges with respect to the Parties which have become due and payable by the date of this Agreement have been paid in full or adequately reserved against by the Parties, or have been paid in full or adequately reserved against on their books of account and such books are sufficient for the payment of all unpaid federal, state, local, foreign, and other taxes, fees, and assessments (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security, and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods prior thereto;

                  (b) There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Parties, nor are there any actions, suits, proceedings, investigations, or claims now pending against the Parties in respect of any tax or assessment, or any matters under discussion with any federal, state, local, or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority; and

                  (c) There are no liens for taxes upon the assets of the Parties except for taxes that are not yet payable. The Parties have withheld all taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

         2.9 DISPUTES AND LITIGATION, Except as disclosed in the Disclosure
Schedule in Exhibit C, there is no suit, claim, action, litigation, or proceeding pending or, to the knowledge of the Parties, threatened against or affecting any of the Parties, respectively, or any of their properties, assets, or business or to which any of the Parties is a party, in any court or before any arbitrator of any kind or before or by any Governmental Entity, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Parties, nor is there any judgment, decree, injunction, rule, or order of any Governmental Entity or arbitrator outstanding against any of the Parties, respectively, and having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. To the knowledge of the Parties, there is no investigation pending or threatened against any of the respective Parties before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Entity.

         2.10 COMPLIANCE WITH LAWS. To the best of their knowledge and belief, none of the Parties' businesses is being conducted in violation of, or in a manner which could cause liability under any applicable law, rule, or regulation, judgment, decree, or order of any Governmental Entity, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Parties. The Parties each have all franchises, permits, licenses, and any


                                       4
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similar authority necessary for the conduct of their business as now being conducted by them, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Parties and believes they can obtain, without undue burden or expense, any similar authority for the conduct of their business as it is planned to be conducted. To the best of their respective knowledge and belief, none of the Parties are in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

         2.11 RELATED PARTY TRANSACTIONS. To the best of each of the Parties' knowledge and belief, no employee, officer, or director of any Party nor member of his or her immediate family is indebted to that Party or any other Party, nor is any Party indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of each of the Parties' knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which any of the Parties is affiliated or with which any of the Parties has a business relationship, or any firm or corporation that competes with the Parties, except that employees, officers, or directors of the Parties and members of their immediate families may own stock in publicly traded companies that may compete with the Parties. To the best knowledge of each of the Parties, respectively, no member of the immediate family of any officer or director of any of the Parties is directly or indirectly interested in any material contract with any of the Parties.

         2.12 DISCLOSURE. No representation or warranty made by any of the Parties in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by the Parties or their representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of each of the Parties' knowledge and belief.

         2.13 RELIANCE. The foregoing representations and warranties are made by each Party with the knowledge and expectation that the other Parties are placing reliance thereon.

                                    ARTICLE 3
                              CONDITIONS PRECEDENT

         3.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

                  (a) NO RESTRAINTS. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

                  (b) LEGAL ACTION. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

         3.2 CONDITIONS TO SELLING SHAREHOLDER'S OBLIGATIONS. The obligations of each Selling Shareholder shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by the each Selling
Shareholder:


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


                  (a) REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

                  (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

         3.3 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Buyer:

                  (a) REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS AND IOM. The representations and warranties of the Selling Shareholders and IOM set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

                  (b) PERFORMANCE OF OBLIGATIONS OF SELLING SHAREHOLDERS AND IOM. The Selling Shareholders and IOM shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

                  (c) GOVERNMENTAL APPROVALS. All Consents of Governmental Entities legally required by the Selling Shareholders and IOM for the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a Material Adverse Effect on the consummation of the transactions contemplated by this Agreement.

                  (d) CONSENTS OF OTHER THIRD PARTIES. The Selling Shareholders and IOM shall have received and delivered to Buyer all requisite consents and approvals of all lenders, lessors, and other third parties whose consent or approval is required in order for the Selling Shareholders and IOM to consummate the transactions contemplated by this Agreement, or in order to permit the continuation after the Closing of the business activities of IOM in the manner such business is presently carried on by it. Buyer shall have received copies of any necessary written consent(s) to this Agreement and the transactions contemplated herein.

                  (e) MATERIAL ADVERSE CHANGE. Since the date hereof and through Closing, there shall not have occurred any change, occurrence, or circumstance in any Selling Shareholder or IOM having or reasonably likely to have, individually or in the aggregate, in the reasonable judgment of Buyer, a Material Adverse Effect on the Parties or on the transactions contemplated by this Agreement.

                                    ARTICLE 4
                        CLOSING AND DELIVERY OF DOCUMENTS

         4.1 TIME AND PLACE. The closing of the transactions contemplated by this Agreement shall take place at the offices of Buyer, located at the Law Offices of Horwitz & Beam, Two Venture Plaza, Suite 350, Irvine, California 92618, or at such other time and place as the Parties mutually agree upon in writing (which time and place are hereinafter referred to as the "Closing").

         4.2 DELIVERIES BY SELLING SHAREHOLDERS. At Closing, each Selling Shareholder shall make the following deliveries to Buyer:

                  (a) Cancelled stock certificates representing the IOM Shares previously owned by such Selling Shareholder as set forth in Section
         1.1 above;

         4.3 DELIVERIES BY IOM. At Closing, IOM shall make the following deliveries to Buyer:

                  (a) Certificates representing the IOM Shares that Buyer is acquiring as set forth in EXHIBIT B

                  (b) Certified resolutions of the Board of Directors of IOM, in form satisfactory to counsel for Buyer, authorizing the execution and performance of this Agreement;


         4.4 DELIVERIES BY BUYER. At Closing, Buyer shall make the following deliveries to Selling Shareholders:

                  (a) Certificates representing the I/O Magic Shares to be delivered to the Selling Shareholders as full payment for any and all consideration set forth in EXHIBIT B

                  (b) Certified resolutions of the Board of Directors of Buyer in form satisfactory to counsel for the Selling Shareholders, authorizing the execution and performance of this Agreement.

                                    ARTICLE 5
                                 INDEMNIFICATION

         5.1 SELLING SHAREHOLDERS AND IOM 'S INDEMNITY OBLIGATIONS.

                  (a) Upon receipt of notice thereof, the Selling Shareholders and IOM shall, jointly and severally, indemnify, defend, and hold harmless Buyer from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs and expenses, including attorney fees and any costs of investigation that Buyer shall incur or suffer, that arise, result from or relate to: (i) any breach of, or failure by the Selling Shareholders and IOM to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Shareholders and/or IOM under this Agreement; and (ii) the employment of any of IOM's employees which is in violation of any law, regulation, or ordinance of any Governmental Entity.

                  (b) Buyer shall notify promptly the Selling Shareholders and IOM of the existence of any claim, demand, or other matter to which the Selling Shareholders and IOM's indemnification obligations would apply, and shall give them a reasonable opportunity to defend the same at their own expense and with counsel of their own selection, provided that the Selling Shareholders shall at all times also have the right to fully participate in the defense. If the Selling Shareholders and IOM , within a reasonable time after this notice, fails to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and, with the written consent of the Selling Shareholders and IOM , to compromise or settle the claim or other matter on behalf, for the account, and at the risk, of the Selling Shareholders and IOM .

         5.2 BUYER'S INDEMNITY OBLIGATIONS.

                  (a) Upon receipt of notice thereof, Buyer shall indemnify, defend, and hold harmless the Selling Shareholders and/or IOM from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs, and expenses, including attorney fees and any costs of investigation that the Selling Shareholders and/or IOM shall incur or suffer, that arise, result from or relate to any breach of, or failure by Buyer to perform any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement.

                  (b) The Selling Shareholders and/or IOM shall notify promptly Buyer of the existence of any claim, demand or other matter to which Buyer's indemnification obligations would apply, and shall give it a reasonable opportunity to defend the same at its own expense and with counsel of its own selection, provided that Selling Shareholders and/or IOM shall at all times also have the right to fully participate in the defense. If Buyer, within a reasonable time after this notice, fails to defend, Selling Shareholders and/or IOM shall have the right, but not the obligation, to undertake the defense of, and, with the written consent of Buyer, to compromise or settle the claim or other matter on behalf, for the account, and at the risk, of Buyer.

                                    ARTICLE 6
                          DEFAULT, AMENDMENT AND WAIVER

         6.1 DEFAULT. Upon a breach or default under this Agreement by any of the Parties (following the cure period provided herein), the non-defaulting party shall have all rights and remedies given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. Notwithstanding the foregoing, in the event of a breach or default by any Party hereto in the observance or in the timely performance of any of its obligations hereunder which is not waived by the non-defaulting Party, such defaulting Party shall have the right to cure such default within 15 days after receipt of notice in writing of such breach or default.

         6.2 WAIVER AND AMENDMENT. Any term, provision, covenant, representation, warranty, or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation, or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

                                    ARTICLE 7
                                  MISCELLANEOUS

         7.1 EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer, and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees, and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees, and expenses of the Parties hereto shall be paid prior to Closing.

         7.2 NOTICES. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to principal business addresses of the party who is to receive the notice.

         7.3 ENTIRE AGREEMENT. This Agreement, together with the Schedule and Exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or in the schedules or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not so set forth.

         7.4 SURVIVAL OF REPRESENTATIONS. All statements of fact (including financial statements) contained in the Schedules, the exhibits, the certificates, or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a party may have in respect hereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of Closing that such right or remedy existed.

         7.5 INCORPORATED BY REFERENCE. The schedules, exhibits, and all documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

         7.6 REMEDIES CUMULATIVE. No remedy herein conferred upon the Parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         7.7 EXECUTION OF ADDITIONAL DOCUMENTS. Each Party hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

         7.8 GOVERNING LAW. This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

         7.99 FORUM. Each of the Parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.

         7.100 PROFESSIONAL FEES. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, accountants' fees, and experts' fees.

         7.11 BINDING EFFECT AND ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, and assigns.

         7.12 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

         7.13 REPRESENTATION. The Parties hereto agree and acknowledge that the law firm of Horwitz & Beam has represented Buyer in preparing this Agreement. All Parties to this Agreement have been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

                                 SIGNATURE PAGE

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written hereinabove.

                                            BUYER:

                                            I/O MAGIC CORPORATION
                                            a Nevada corporation


                                                /s/ Tony Shahbaz
                                            ----------------------------------
                                            By: Tony Shahbaz
                                            Its:  President


                                            SELLING SHAREHOLDERS:


                                               /s/ Tony Shahbaz
                                            ----------------------------------
                                            TONY SHAHBAZ
                                            an individual


                                               /s/ Steel Su
                                            ----------------------------------
                                            STEEL SU
                                            an individual


                                            BTC Korea, a Corporation organized
                                            under the laws of South Korea

                                            BY:
                                               --------------------------------
                                            TITLE:
                                                  -----------------------------

                                            IOM:

                                            IOM HOLDINGS CORPORATION
                                            a Nevada corporation


                                            ------------------------------------
                                            By:
                                            Its:

                                    EXHIBIT A

                             SHARE LOCK-UP AGREEMENT


         Pursuant to the Acquisition Agreement entered into by and between IOM Holdings Corporation and I/O Magic Corporation (the "Company") to which a form of this Share Lock-Up Agreement is attached (the "Acquisition Agreement"), the Company and the undersigned shareholder ("Shareholder") will be receiving shares of Common Stock held indicated in the execution block of this Agreement (the "Shares") of I/O Magic Corporation (the "Company").

         In consideration of the Company entering into the Acquisition Agreement and in order to maintain the value of the Company's common stock to the benefit of its shareholders and the Company, and for other good and valuable consideration, each Shareholder hereby irrevocably agrees that such Shareholder cannot sell, offer to sell, solicit an offer to buy, contract to sell, loan, pledge, grant any option to purchase, or otherwise transfer or dispose of (collectively, a "Disposition") 100% of the Shares for 24 months from the date of the Acquisition Agreement.

         The foregoing restriction is expressly agreed to by Shareholder to prevent Shareholder from engaging in any hedging, pledge, or other transaction which is designed to, or which may reasonably be expected to lead to or result in a Disposition of the Shares during the Lock-Up Period, except as specifically permitted by this Agreement, even if such Shares would be disposed of by someone other than Shareholder. Such prohibited hedging, pledge, or other transaction would include, without limitation, any short sale (whether or not against the box), any pledge of shares covering an obligation that matures, or could reasonably mature during the Lock-Up Period, or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any of the Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to, or derives any significant part of its value from the Shares.

         Notwithstanding the foregoing, Shareholder may: (i) exercise (on a cash or cashless basis, whether in a traditional cashless exercise or in a brokers cashless exercise) Common Stock options or warrants outstanding on the date hereof, it being understood, however, that the shares of Common Stock received (net of shares sold by or on behalf of the undersigned in a brokers cashless exercise or shares delivered to the Company in a traditional cashless exercise thereof) by the undersigned upon exercise thereof shall be subject to the terms of this Agreement; and (ii) transfer or otherwise dispose of the Shares as a distribution to limited partners or shareholders of Shareholder provided that the distributees thereof agree to be bound by the terms of this Agreement.

         Shareholder understands that you will rely upon the representations set forth in this Agreement. Shareholder agrees that the provisions of this Agreement shall be binding upon the successors, assigns, heirs, personal and legal representatives of Shareholder. Furthermore, Shareholder hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Shares except in compliance with this Agreement.



Dated Effective:
                 -----------------

                                       "SHAREHOLDER"

                                       TONY SHAHBAZ


                                       -------------------------
                                       (9.6 million shares received)

                                       STEELE SU

                                       -------------------------
                                       (9.6 million shares received)

                                       BTC KOREA, INC.

                                       By:
                                          --------------------------
                                                Title:
                                       (4.8 million shares received)

                                       "COMPANY:

                                       I/O MAGIC CORPORATION


                                       -----------------------------
                                       By:  Tony Shahbaz
                                       Its:  President

                                    EXHIBIT B

                                  CONSIDERATION

     As full consideration for their sale of IOM shares, the Company is providing the following consideration:

     (a) The Company is issuing $9 million dollars (1.25 million shares) of preferred stock to Finova Financial Services, Inc. This is in exchange for the reduction in debt of $9 million owed by IOMH to Finova.

     (b) The Company is assuming credit lines with an approximate balance of $7.021 million as of the Closing date. These credit lines are currently owed by IOMH to Finova.

     (c) The Company is issuing 23 million shares of common stock to the Shareholders of IOMH, on a pro-rata basis.

     (d) The Company is receiving inventory and receivables valued at $3.2 million as payment for amounts owed to the Company arising from the distribution of the Digital Research product line.

                                    EXHIBIT C

                               DISCLOSURE SCHEDULE

The items set forth below are exceptions to the representations and warranties of the Parties. ("Buyer") set forth in Section 2 of the Agreement. Any matter set forth herein as an exception to a section of the Agreement shall be deemed to constitute an exception to all other applicable sections of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

SECTION           EXCEPTION